Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Nos. 333-127234, 333-104629, 333-168501, 333-190976 and 333-190977 on Form S-8 and Registration Statement No. 333-165558 on Form S-3 of our reports dated March 5, 2014, relating to the consolidated financial statements and financial statement schedule of Federal Signal Corporation and subsidiaries (“the Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2013.
/s/ Deloitte & Touche LLP
Chicago, Illinois
March 5, 2014